Exhibit 10.1

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (“Agreement”) is made and entered into by and between Constance N. Knight, an individual resident of Colorado (“Seller”), and True North Energy Corp., a Nevada corporation (“Buyer”).

WHEREAS, Seller owns certain oil and gas interests and properties located in the North West Colorado, with the geographic area more particularly described in the highlighted area set forth on the diagram on Exhibit “A” attached hereto (the “Area of Mutual Interest”);

WHEREAS, Seller desires to sell, sell, assign, transfer, and convey and Buyer desires to purchase and pay for the oil and gas interests, the properties and the developed geologic concepts subject to the terms and conditions of this Agreement;

NOWTHERFORE, the parties to this Agreement agree as follows:

1.    Establishment of Area of Mutual Interest. The parties to this Agreement hereby agree to the establishment of the Area of Mutual Interest (“AMI”). Seller currently owns the leases set forth on Exhibit “B” within the AMI (the “Existing Leases”). Buyer may acquire additional interests within the AMI, (the “After Acquired Interests”). For purposes of this Agreement, the term “After Acquired Interest” shall mean Buyer’s acquisition of any interest, real or personal, tangible or intangible, direct or indirect, whether such interest is owned outright by Buyer, beneficially, through another affiliated entity, joint venture or through a participation agreement within the AMI. Such “After Acquired Interests” may consist of leasehold interests, fee simple interests, joint ventures, participation agreements, or other similar arrangements.

2.    Sale and Purchase of the Properties. Subject to the terms and conditions herein set forth, Seller agrees to sell, assign, convey and deliver to Buyer and Buyer agrees to purchase and acquire from Seller at the Closing (defined in Article 13, below) but effective as of 12:01 a.m., Central Daylight Time, on June 1, 2007 (the “Effective Date”), all of Seller's right, title and interest in each property set forth on Exhibit “B” together with all other interest, if any, owned by Seller, in, to and under the Units, Wells, Leases, Rights of Way and Easements and all contracts relating thereto; and as of the Closing Date, all of Seller’s right, title and interest in any equipment located on or appurtenant to a Lease and used exclusively in connection with the operation of a Well, as well as all personal property, technical, geological, seismic and other geophysical data (all of the Existing Leases set forth on Exhibit “B” as well as the other interest and equipment referenced in this paragraph are collectively referred to as the “Properties”). It is expressly understood that the Properties include all oil and gas leases affecting lands and minerals owned by Seller in whole or in part located in the Area of Mutual Interest along with all producing and non-producing wells located thereon as well all oil and gas wells and disposal wells together with any surface and down hole equipment, well files for each well, tank batteries, heater treaters, compressors, flow lines, pipelines and other equipment used in the transportation or treatment of oil and gas, all pipe and other equipment, materials or supplies owned by Seller.

3.    Purchase Price and Transfer of Title.

3.1 The purchase price for the Properties is Sixty Dollars ($60.00) per acre, together with an overriding royalty, (collectively referred to as the “Purchase Price”) to be paid as follows:

3.1.1 Cash Consideration: Twenty Dollars ($20.00) per acre in cash, for a total of Three hundred forty-five thousand, four hundred seventy-six and eighty cents ($345,476.80) paid to Seller by wire transfer at Closing (the “Cash Consideration”);

3.1.2 Stock Consideration: Buyer restricted stock valued at the market close on the date of the execution of this Agreement, less a thirty-five percent (35%) discount and exchanged at a rate of Forty Dollars ($40.00) per acre (the “Stock Consideration”) as more fully described below; and,

3.1.3 Overriding Royalty: An Overriding Royalty Interest (“ORRI”) on the 8/8ths mineral interest of both the Existing Leases and the After Acquired Interests in accordance with the sliding scale set forth on Exhibit “C” attached hereto and incorporated herein on all Interests acquired by Buyer within the AMI as further defined in Section 1 hereinabove . If Buyer acquires a property by lease or purchase that is located within the AMI and that property is producing commercial quantities of oil and/or gas (a “Producing Property”), Buyer shall be permitted to recoup its Acquisition Costs prior to paying the ORRI to Seller. For purposes of this Section 3.1.3, the term “Acquisition Costs” means the Purchase Price of the Producing Property, including broker commissions, title insurance and closing costs incurred by Buyer in connection with the acquisition of a Producing Property. In addition, the term Acquisition Costs shall include the Acquisition Costs of any other property located within the AMI that is acquired as part of the same transaction as the purchase of the Producing Property. In the event Buyer acquires a Producing Property located within the AMI and a non-producing property that is located outside of the AMI as part of the same transaction, Buyer shall not be entitled to recoup the Acquisition Costs of the non-producing property unless a separate agreement is negotiated with Seller.

4.    Payment of Cash Consideration. The Cash Consideration shall be paid in full by wire transfer at Closing. The Cash Consideration shall be reduced by the amount of the funds advanced pursuant to the terms of the Promissory Note and Letter of Intent, together with any accrued interest. The Letter of Intent and Promissory Note are attached hereto and incorporated herein as Exhibit “D”. The Promissory Note shall be marked “Paid in Full” at Closing and returned to Seller at Closing.

5.    Payment of Stock Consideration. The amount of the Stock Consideration shall be determined as follows:

(a).         Valuation of the Buyer Stock. The price per share of the Buyer’s stock shall be determined (the “Valuation”) as of the market close on the date of the execution of this Agreement.

(b).         Discount of Buyer Stock. The Valuation shall be reduced by the thirty-five percent (35%) discount to determine the price per share for the Stock Consideration (the “Contract Price”). The Buyer’s stock shall be issued to Seller based upon the Contract Price at Forty Dollars ($40.00) per acre.

(c).         Example. Assuming the market close on the date of execution of this Agreement is Two dollars ($2.00) per share, the Contract Price would be One Dollar and thirty cents ($1.30) per share. For 17,273.4 acres at Forty Dollars ($40.00) per acre, the amount of the stock Seller would acquire is Six hundred ninety thousand, nine hundred fifty-three and sixty cents ($690,953.60) at One Dollar and thirty cents ($1.30) per share, or 531,503 shares.

6.             Payment of ORRI. Upon acquisition of an After Acquired Interest within the AMI, Buyer will convey to Seller an ORRI in the After Acquired Interest. Such conveyance will be substantially in the form set forth on Exhibit “C” and Exhibit “F”. The royalty interests conveyed to shall:

6.1	provide that Seller not bear gathering, transportation, processing, treatment and other costs of marketing production from the Properties, unless agreed to in writing by Seller; and

6.2	Buyer will take such additional steps as necessary to reflect the conveyance in the records of the Federal Bureau of Land Management.

7.    Timing for Initiation of Development. Buyer shall have four years from the date of the execution of this Agreement to undertake development of the AMI. For purposes of this Agreement, the term “development of the AMI” means that Buyer, its affiliates or assigns have undertaken an operation to spudd a well, re-complete an existing well or deepen an existing well within the AMI within the first four years following date of the execution of this Agreement. If Buyer has not undertaken development of the AMI within four years of the execution of the Purchase Agreement, the Leases will revert to Seller.

8.    Representations and Warranties of Seller. Seller represents and warrants to Buyer that:

8.1          Authority. Seller has full power and authority to enter into this Agreement and to perform her obligations under this Agreement.

        8.2          Enforceability. This Agreement has been duly executed and delivered on behalf of Seller and constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms. At the Closing, all documents required hereunder to be executed and delivered by Seller shall be duly authorized, executed and delivered and shall constitute legal, valid and binding obligations of Seller enforceable in accordance with their respective terms.

8.3          Contracts. To the best of Seller’s knowledge after reasonable inquiry, all leases, operating agreements, production sales contracts, farmout agreements and other contracts or agreements respecting the Properties can be found of record in Moffat County, Colorado.

8.4          Litigation and Claims. To the best of Seller’s knowledge after reasonable inquiry, there are no claims, demands, filings, causes of action, administrative proceedings, lawsuits or other litigation pending or threatened that could now or hereafter materially and adversely affect Buyer’s ownership, operation or value of any of the Properties.

8.5          Warranty of Title. Seller shall warrant title to and defend title to the Properties conveyed to Buyer against every person whomsoever lawfully claiming title to the Properties, or any part thereof by, through or under Seller, but not otherwise.

8.6          Access. Seller warrants that there is open access to the Properties on a year round basis, subject to any restrictions imposed by the State of Colorado or the Federal Bureau of Land Management.

8.7          Restrictions. Seller warrants that there are no restrictions on the Properties as to the number of wells that can be drilled per acre, subject to any restrictions imposed by the State of Colorado or the Federal Bureau of Land Management.

8.8          Occupancy. Seller warrants that to the best of Seller’s knowledge, there are no occupancy issues on the Properties such that Buyer could not freely drill due to housing or other development in the area.

9.    Representations and Warranties of Buyer. Buyer represents and warrants to Seller that:

9.1          Organization. Buyer is a Nevada corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and is qualified to do business in and in good standing under the laws of the state where the Properties are located.

9.2          Authority. Buyer has full power and authority and has taken all requisite action, corporate or otherwise, to authorize it to carry on its business as currently conducted, to enter into this Agreement, to purchase the Properties on the terms described in this Agreement and to perform its other obligations under this Agreement.

9.3          Enforceability. This Agreement has been duly executed and delivered on behalf of Buyer, and constitutes the legal, valid and binding obligation of Buyer enforceable in accordance with its terms. At the Closing, all documents required hereunder to be executed and delivered by Buyer shall be duly authorized, executed and delivered and shall constitute legal, valid and binding obligations of Buyer enforceable in accordance with their respective terms.

9.4          Due Diligence. Buyer represents that it has performed, or will perform before Closing, sufficient review and due diligence with respect to the Properties, including, without limitation, reviewing well data and other files and performing all on-site and other necessary evaluations, assessments and other tasks relating to the Properties, so as to enable Buyer to acquire the Properties under the terms of this Agreement.

10.   Covenants of Seller.

10.1        Conduct of Business Pending Closing. Seller covenants that from the Effective Date to the Closing Date, except (a) as provided herein, (b) as required by any obligation, agreement, lease, contract, or instrument referred to in any exhibit hereto, or (c) as otherwise consented to in writing by Buyer, Seller:

10.1.1 (a) has not acted in any manner with respect to the Properties other than in the normal, usual and customary manner, consistent with prior practice; (b) has not disposed of, encumber or relinquish any of the Properties (other than relinquishments resulting from the expiration of leases that Seller has no right or option to renew); (c) has not waived, compromised or settled any material right or claim with respect to any of the Properties; or (d) has conducted capital or workover projects with respect to the Seller’s net interest in the Properties in excess of $100,000.00 per month.

10.1.2  has used her best efforts to preserve relationships with all third parties having business dealings with respect to the Properties.

10.1.3 has cooperated with Buyer in the notification of all applicable governmental regulatory authorities of the transactions contemplated hereby and has cooperated with Buyer in obtaining the issuance by each such authority of such permits, licenses and authorizations as may be necessary for Buyer to own and operate the Properties following the consummation of the transactions contemplated by this Agreement.

10.2        Release of Geologic and Geophysical Information. Prior to Closing, Buyer   has been allowed at its own expense to review and copy geologic and geophysical information, maps, and data in Seller’s files attributable to the Properties to the extent Seller may disclose to Buyer such materials without violating any confidentiality agreements or licenses. Buyer agrees that it will obtain and use such materials at its own risk and expense. Buyer shall have the right to all of the original information in Seller’s possession which pertains in any way to the properties.

10.3        Covenants of Seller. Seller shall cause all the representations and warranties of Seller contained in this Agreement to be true and correct in all material respects on and as of the Closing Date. To the extent the conditions precedent to the obligations of Buyer are within the control of Seller, Seller shall cause such conditions to be satisfied on or prior to the Closing Date and, to the extent the conditions precedent to the obligations of Buyer are not within the control of Seller, Seller shall use commercially reasonable efforts to cause such conditions to be satisfied on or prior to the Closing Date. All of Seller’s representations and warranties shall remain in full force and effect until the first anniversary of the Closing.

11.   Covenants of Buyer. Buyer shall cause all the representations and warranties of Buyer contained in this Agreement to be true and correct on and as of the Closing Date. To the extent the conditions precedent to the obligations of Seller are within the control of Buyer, Buyer shall cause such conditions to be satisfied on or prior to the Closing Date and, to the extent the conditions precedent to the obligations of Seller are not within the control of Buyer, Buyer shall use commercially reasonable efforts to cause such conditions to be satisfied on or prior to the Closing Date.

12.   Conditions Precedent to the Obligations of Seller. The obligations of Seller to be performed at Closing are subject to the fulfillment (or waiver by Seller in her sole discretion) before or at Closing, of each of the following conditions:

12.1        Representations and Warranties. The representations and warranties by Buyer set forth in this Agreement shall be true and correct in all material respects at and as of the Closing as though made at and as of the Closing; and Buyer shall have performed and complied with, in all material respects, all covenants and agreements required to be performed and satisfied by Buyer at or prior to the Closing.

12.2        No Litigation. There are no suits, actions or other proceedings pending or threatened to enjoin the consummation of the transactions contemplated by this Agreement or seeking substantial damages against Seller in connection therewith.

12.3        Approvals. All known approvals required to be obtained for the assignment of the Properties to Buyer have been obtained or waived or have expired without being exercised, except for those approvals which are customarily obtained after Closing.

12.4        Closing Obligations. Buyer shall contemporaneously perform its Closing obligations under Section 12.

13.   Conditions Precedent to the Obligations of Buyer. The obligations of Buyer to be performed at Closing are subject to the fulfillment (or waiver by Buyer in its sole discretion) before or at Closing, of each of the following conditions:

13.1        Representations and Warranties. The representations and warranties by Seller set forth in this Agreement are true and correct in all material respects at and as of the Closing as though made at and as of the Closing; and Seller has performed and complied with, in all material respects, all covenants and agreements required to be performed and satisfied by Seller at Closing.

13.2        No Litigation. There are no suits, actions or other proceedings pending or threatened to enjoin the consummation of the transactions contemplated by this Agreement or seeking substantial damages against Buyer in connection therewith.

13.3        Consents. All known approvals required to be obtained for the assignment of the Properties to Buyer have been obtained or waived or have expired without being exercised, except for those approvals which are customarily obtained after Closing.

13.4        Closing Obligations. Seller has performed its Closing obligations under Section 13.

13.5        Due Diligence. Buyer is completely satisfied with the results of its due diligence, in its own discretion.

13.6        Diminution in Value. There has been no material devaluation of the Properties, for any reason, in Buyer’s sole discretion.

13.7        Title Defects. There are no outstanding Title Defects in the sole opinion of Buyer.

13.8        Hazards. There are no outstanding Environmental Defects on the Properties, in the sole opinion of the Buyer.

14.   Title Matters.

14.1        Title Adjustment. On the Properties as identified on Exhibit “B” there shall not exist at Closing or at the time of the transfer of title from Seller to Buyer, any uncured lien, mortgage, pledge, claim, judgment or other charge which would cloud the title to the Properties. With respect to each Title Defect that is not cured on or before the Closing, the Purchase Price shall be reduced. If Buyer and Seller cannot agree on an adjustment in the Purchase Price resulting from a Title Defect, then Buyer shall have the option to immediately terminate this Agreement without any liability to the Buyer.

14.1.1 The term "Title Defect," as used herein, shall mean, with respect to Seller’s interest in the Properties any lien, mortgage, pledge, claim, judgment, charge, option, defect, requirement for consent to assignment and other encumbrance which would apply to the transaction contemplated hereby, other than Permitted Encumbrances.

14.1.2 The term "Permitted Encumbrance," as used herein, shall mean:

(a)           Division orders and sales contracts terminable without penalty upon no more than 90 days notice to the Buyer;

(b)           Preferential rights to purchase and required third party consents to assignment and similar agreements with respect to which waivers or consents are obtained from the appropriate parties, or the appropriate time period for asserting any such right has expired without an exercise of the right;

(c)           Materialman's, mechanic's, repairman's, employee's, contractor's, operator's, tax, and other similar liens or charges arising in the ordinary course of business for obligations that are not delinquent or that will be paid and discharged in the ordinary course of business or if delinquent, that are being contested in good faith by appropriate action of which Buyer is notified in writing before Closing;

(d)   All rights to consent by required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein if they are routinely obtained subsequent to the sale or conveyance;

(e)   Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations that do not materially interfere with the oil and gas operations to be conducted on any well or lease;

(f)    All operating agreements, unit agreements, unit operating agreements, pooling agreements and pooling designations affecting the Properties that are either of record in Seller's chain of title or reflected or referenced in Seller's files;

(g)   Conventional rights of reassignment prior to release or surrender requiring notice to the holders of the rights;

(h)   All rights reserved to or vested in any governmental, statutory or public authority to control or regulate any of the Properties in any manner, and all applicable laws, rules and orders of governmental authority;

(i)    Any Title Defect Buyer may have expressly waived in writing.

        14.2    Preferential Purchase Rights and Consents to Assign. Seller shall insure that all preferential purchase rights and consents to assign arising in connection with the assignment of the Properties to Buyer shall have been waived or obtained or shall have expired before or by the time of Closing; except those which are customarily obtained or received after Closing; provided, however, that if notice of the transaction contemplated herein has been given to a party or parties entitled to a preferential purchase right with respect thereto, but the time during which any such party or parties has to exercise such right has not expired, such shall not be considered as a Title Defect and the Property or Properties subject to such right shall be conveyed to Buyer at the Closing. In the event that any such preferential purchase right is timely exercised, Seller shall notify Buyer thereof, whereupon Buyer shall assign the Property or Properties affected thereby to the party or parties exercising such preferential purchase right with the consideration therefore to be paid directly to Buyer.

15.   Suspense Funds Held by Seller. At Closing, Seller will convey and Buyer agrees to receive all suspense funds, if any, held by Seller as of the Effective Date for the benefit of royalty, overriding royalty interest and working interest owners attributable to the Properties, the amount of such funds to be adjusted with respect to suspense funds received and disbursed by Seller from and after the Effective Date. At such time that the suspense fund is conveyed to Buyer, Buyer shall assume all past, present and future liability associated with such funds, but only as to the suspense funds actually transferred, and not to any liability resulting from Seller's failure to pay or retain any amounts prior to the Effective Date in addition to the suspense funds so transferred. All past, present and future liability associated with such funds shall be assumed by Buyer and Buyer agrees to protect, defend, indemnify and hold Seller and its employees harmless from and against any and all costs, expenses, claims, demands, and causes of action of every kind and character (including attorneys' fees and court costs) arising out of, incident to, or in connection therewith. Seller will provide Buyer a detailed schedule of any suspense funds held by Seller prior to Closing.

16.   Closing.

16.1     The Closing. The sale and purchase of the Properties pursuant to this Agreement shall be consummated on or before June 15, 2007, (the “Closing”) at the offices of True North Energy Corp., 1400 Woodloch Forest Dr., Suite 530, The Woodlands, Texas 77380, or at another location agreed to by the parties.

16.2         Closing Obligations. At the Closing, the following events shall occur, each event under the control of one party hereto being a condition precedent to the events under the control of the other party, and each event being deemed to have occurred simultaneously with the other events:

 16.2.1 Seller shall execute and deliver or cause to have executed and delivered to Buyer one or more instruments of assignment, in substantially the form of the Assignments set forth as Exhibit “D” hereto. Buyer and Seller agree to execute or cause to have executed all other forms necessary to affect the transfer of title to all of the Properties.

 16.2.2 Buyer shall have wired the Cash Consideration to the account specified by Seller and shall have delivered the Stock Consideration to Seller.

16.3         Buyer shall have executed the Overriding Royalty Interest Agreement.

17.   Assumption of Certain Obligations. Buyer shall assume all costs and liabilities and discharge all obligations of Seller under all leases, operating agreements, production sales contracts, farmout agreements and other contracts or agreements relating to the Properties or relating to the ownership or operation of the Properties from and after the Closing Date.

18.   Casualty Loss. At Closing, Seller shall provide Buyer a written statement representing there has been no Casualty Loss as to the Properties. "Casualty Loss" shall mean, with respect to all or any material portion of a Property, any destruction by fire, blowout or other casualty (above or below the ground), any major producing wells that cease to produce due to downhole technical problems and production can not be restored, or any taking, or pending or threatened taking, in condemnation or under the right to eminent domain of any Property or portion thereof occurring between the time this Agreement is executed and the Closing Date. If any Casualty Loss occurs, Buyer shall have the option not to Close.

19.   Environmental Matters.

19.1         Buyer shall have the right, or the right to cause an environmental consultant (“Buyer's Environmental Consultant”), to conduct an environmental review of the Properties prior to Closing (“Buyer's Environmental Review”). The cost and expense of Buyer's Environmental Review, if any, shall be borne solely by Buyer.

19.2         If Buyer or Buyer's Environmental Consultant, if applicable, discovers any Environmental Defect (as herein defined) prior to Closing, Buyer shall notify Seller of such Environmental Defect. To be effective, such notice (an “Environmental Defect Notice”) must (i) be in writing; (ii) be received by Seller prior to Closing; (iii) describe the Environmental Defect in reasonable detail, and (iv) set forth Buyer's good faith estimate of the Environmental Defect Value. Upon the receipt of such effective notice from Buyer, Seller shall have the option, but not the obligation, to attempt to cure such Environmental Defect at any time prior to the Closing, at the sole cost and expense of Seller.

19.3         As used in this Section:

19.3.1 “Environmental Defect” shall mean, with respect to any given Property, a violation of environmental laws in effect as of the date hereof in the jurisdiction in which such Property is located, an obligation under environmental laws to undertake within a reasonable period of time after Closing any corrective action at the Property, or any Environmental Liability arising from or attributable to any condition, event, circumstance, activity, practice, incident, action, or omission existing or occurring prior to the Closing Date, or the use, release, storage, treatment, transportation, or disposal of hazardous materials prior to the Closing Date, regarding which an Environmental Defect Notice has been timely and otherwise validly delivered.

19.3.2 “Environmental Defect Value” shall mean, (i) the value of the estimated costs and expenses to correct such Environmental Defect, consistent with environmental laws, or (ii) the value of the amount of Environmental Liabilities believed will be incurred or required to be paid by with respect thereto.

19.4         Notwithstanding anything to the contrary contained in this Agreement: (i) if the aggregate of the Title Defect Amounts and Environmental Defect Values is less than or equal to $50,000.00, then no adjustment of the Purchase Price shall be made therefore, and (ii) if the aggregate of the Title Defect Amounts and Environmental Defect Values is greater than $50,000.00, then the Purchase Price shall be adjusted downward by the amount of the aggregate of such Title Defect Amounts and Environmental Defect Values. If Buyer and Seller cannot agree on an adjustment in the Purchase Price resulting from an Environmental Defect, then Buyer shall have the option to immediately terminate this Agreement without any liability to the Buyer.

20.   Termination and Remedies. Without limiting any other legal or equitable remedies available to either party, if the Closing has not occurred on or prior to June 15, 2007, either party may terminate this Agreement upon written notice.

21.   Further Assurances. After the Closing, Seller and Buyer shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments and take such other action as may be reasonably necessary or advisable to carry out their obligations under this Agreement and under any exhibit, document, certificate or other instrument delivered pursuant hereto. Seller shall use its best efforts to obtain all approvals and consents required by or necessary for the transactions contemplated by this Agreement that are customarily obtained after Closing, provided that Seller shall not be required to expend any funds to obtain such approvals and consents.

22.   Records. At Closing Seller shall deliver to Buyer, at Seller's address, or at such other place as any of same may be kept, the originals of all the Data, except that Seller may retain:

22.1.        copies of all the Data which relate to the Properties, and

22.2         copies of accounting Data,

Seller shall make all files, data and information available to Buyer during normal business hours for a period of three (3) years after Closing.

23.   Notices. All notices required or permitted under this Agreement shall be in writing and shall be delivered personally, by certified U.S. Mail or by fax as follows:

Seller:	Constance N. Knight
1800 Washington Avenue
Golden, Colorado 80401
Telephone: 720-530-1387
Attention: Ms. Connie N. Knight

Buyer:	True North Energy Corp.
1400 Woodloch Forest Dr., Suite 530
The Woodlands, Texas 77380
Telephone: 281-733-8186
Fax: 832-553-7244
Attention: Mr. John Folnovic

or to such other place within the United States of America as either Seller or Buyer may designate as to themselves by written notice to the other. All notices given by personal delivery or mail shall be deemed received upon the date of actual receipt at the appropriate address. Notice given by fax shall be effective upon actual receipt if received prior to 5:00 p.m. during normal business days or at the beginning of the next business day after receipt if received after 5:00 p.m. All notices by fax shall be confirmed promptly after transmission, by certified mail or personal delivery.

24.   Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without regard to principles of conflicts of laws that would direct the application of the laws of another jurisdiction.

25.   Assignment. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties hereto.

26.   Entire Agreement; Amendments; Waivers. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, superseding all prior negotiations, discussions, agreements and understandings, whether oral or written, relating to such subject matter. This Agreement may not be amended and no rights hereunder may be waived except by a written document signed by the party to be charged with such amendment or waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereto (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

27.   Headings. The headings of the articles and sections of this Agreement and any listing of its contents are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement. Where the context so admits, words importing the singular number only shall include the plural, and likewise words importing a gender shall include any other gender.

28.   Expenses, Fees and Taxes. Each of the parties hereto shall pay its own fees and expenses incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby, including broker fees. Buyer shall be responsible for the cost of all fees for the recording of transfer documents. All other costs shall be borne by the party incurring them. Notwithstanding anything to the contrary herein, it is acknowledged and agreed by and between Seller and Buyer that the Purchase Price excludes any sales taxes or other taxes in connection with the sale of property pursuant to this Agreement. If a determination is ever made that a sales tax or other transfer tax applies, Buyer shall be liable for such tax as well as any applicable conveyance, transfer and recording fees, and real estate transfer stamps or taxes imposed on any transfer of property pursuant to this Agreement. Buyer shall release, defend, indemnify and hold harmless Seller with respect to the payment of any of such taxes, including any interest or penalties assessed thereon.

29.   Laws and Regulations. From and after the Closing, until such time that the terms of the Note has been satisfied and the transfer of title to the Properties has taken place, Buyer and Seller shall comply with all applicable laws, ordinances, rules and regulations and shall properly obtain and maintain all permits required by public authorities with regard to the Properties, and shall provide and maintain with all applicable regulatory agencies all required bonds.

30.   Public Announcements. Unless otherwise agreed to by the parties, until the Closing, neither party hereto shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other party except as required by applicable law or the applicable rules or regulations of any governmental body or stock exchange.

31.   Not to be Construed Against Drafter. The parties acknowledge that they have had an adequate opportunity to review each and every provision contained in this Agreement and to submit the same to legal counsel for review and comment. Based on the foregoing, the parties agree that the rule of construction that a contract be construed against the drafter, if any, shall not be applied in the interpretation and construction of this Agreement.

32.   Miscellaneous.

32.1         Brokers. Any broker, finder or investment banker who may be entitled to brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or its affiliates will be compensated by the Seller. Seller agrees to save, defend, indemnify and hold Buyer harmless in regard to any such obligation to a broker.

32.2         General. Each of the Parties will use its commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

32.3         Full Access. Seller will permit, and the Seller will cause Buyer to permit, representatives of the Buyer to have full access at all reasonable times and upon reasonable notice, and in a manner so as not to interfere with the normal business operations of Buyer and the performance of the Seller's duties under this Agreement, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Properties.

32.4         Sales and Use Taxes. Seller will be responsible for the payment of any and all sales or use Taxes (if any) that may be incurred by Seller in connection with this transaction.

32.5         Severability. If any term or other provision of this Agreement is held invalid, illegal or incapable of being enforce by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

32.6         No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for the indemnification rights contained herein.

32.7         Amendment; Waiver. This Agreement may not be amended or modified except by an instrument in writing signed by both parties. Waiver of any term or condition of this Agreement will only be effective if in writing and will not be construed as a waiver of any subsequent breach or waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

32.8         Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

32.9         Restriction on Disclosure of Agreement Terms. Neither party shall publicly disclose or announce the subject matter of this Agreement, other than to such party's employees, directors or advisors with a need to know such information, without the other party's prior consent; provided however, that notwithstanding the foregoing, a party may make such disclosures regarding this Agreement, as it determines with the advice of its legal counsel, are required under applicable laws and regulations or orders, decrees, inquiries or subpoenas of any court or governmental body, and in that case such party will give the other party prior notice of its intention to make such disclosure pursuant to this provision.

32.10       Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

32.11       Exhibits. The following Exhibits are incorporated herein and are a part hereof.

Exhibit A - Area of Mutual Interest

Exhibit B - Leases

Exhibit C - Sliding Scale for Royalties

33.	Exhibit D -	Letter of Intent/Promissory Note
34.
35.	Exhibit E -	Confidentiality and Non-Competition Agreement

Exhibit F - Form of Overriding Royalty Interest

EXECUTED this 21st day of June, 2007.

SELLER

CONSTANCE N. KNIGHT

By:	/s/ Constance N. Knight
Constance N. Knight

BUYER

True North Energy Corp.

By:	/s/ John Folnovic
John Folnovic
President and Chief Executive Officer